CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The  Board  of  Directors
Emeritus  Corporation:


We consent to incorporation by reference in the registration statements (Nos. 333-60323, 333-05965 and 333-70580) on Form S-8 and (No. 333-20805) on Form S-3
of Emeritus Corporation of our report dated December 12, 2002, relating to the combined balance sheets of Village Oaks Properties as of September 30, 2002 and November 30, 2001, and the related combined statements of operations, cash flows, and divisional equity for the ten-months ended September 30, 2002, and each of the years in the two-year period ended November 30, 2001, which report appears in the report on Form 8-K/A of Emeritus Corporation dated December 16, 2002.


/s/  KPMG  LLP


Seattle,  Washington
December  16,  2002